                     CERTIFICATE OF INCORPORATION

                                 OF

                  WALL STREET ACQUISITIONS, CORPORATION.

                            ARTICLE ONE

                               Name

The name of the Corporation is Wall Street Acquisitions Corporation.

                            ARTICLE TWO

                             Duration

The Corporation shall have perpetual existence.

                           ARTICLE THREE

                             Purpose

    The purpose for which this Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                            ARTICLE FOUR

                              Shares

    The total number of shares of stock which the Corporation shall have authority to issue is 120,000,000 shares, consisting of 100,000,000 shares of Common Stock having a par value of $.0001 per share and

20,000,000 shares of Preferred Stock having a par value of $.0001 per share.

    The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

    The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to,

determination of the following:

    A.  The number of shares constituting that series and the

distinctive designation of that series;

    B.  The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on share of that series;

    C.  Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

    D.  Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of

Directors shall determine;

    E.  Whether or not the shares of that series shall be redeemable,

and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

    F.  Whether that series shall have a sinking fund for the

redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

    G.  The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the

Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

    H.  Any other relative rights, preferences and limitations of that series.

                  ARTICLE FIVE

            Commencement of Business

    The Corporation is authorized to commence business as soon as its certificate of incorporation has been filed.

                   ARTICLE SIX

      Principal Office and Registered Agent

    The post office address of the initial registered office of the

Corporation and the name of its initial registered agent and its business address is

         Harvard Business Services, Inc.

         16192 Coastal Highway

         Lewes, Delaware 19958 (County of Sussex)

    The initial registered agent is a resident of the State of Delaware.

                  ARTICLE SEVEN

                  Incorporator

    Franklin Ogele, One Gateway Center, Suite 2600, Newark, NJ 07102.

                  ARTICLE EIGHT

               Pre-Emptive Rights

    No Shareholder or other person shall have any pre-emptive

rights whatsoever.

                  ARTICLE NINE

                     By-Laws

    The initial by-laws shall be adopted by the Shareholders or the

Board of Directors.  The power to alter, amend, or repeal the by-laws or adopt new by-laws is vested in the Board of Directors, subject to repeal or change by action of the Shareholders.

                   ARTICLE TEN

                 Number of Votes

    Each share of Common Stock has one vote on each matter on

which the share is entitled to vote.

                 ARTICLE ELEVEN

                 Majority Votes

    A majority vote of a quorum of Shareholders (consisting of the holders of a majority of the shares entitled to vote, represented in person or by proxy) is sufficient for any action which requires the vote or concurrence of Shareholders, unless otherwise required or permitted by law or the by-laws of the Corporation.

                 ARTICLE TWELVE

              Non-Cumulative Voting

    Directors shall be elected by majority vote.  Cumulative voting shall not be permitted.

                ARTICLE THIRTEEN

Interested Directors, Officers and Securityholders

    A.  Validity.  If Paragraph (B) is satisfied, no contract or other transaction between the Corporation and any of its directors, officers or securityholders, or any corporation or firm in which any of them are directly or indirectly interested, shall be invalid solely because of this relationship or because of the presence of the director, officer or securityholder at the meeting of the Board of Directors or committee authorizing the contract or transaction, or his participation or vote in the meeting or authorization.

    B.  Disclosure, Approval, Fairness.  Paragraph (A) shall

apply only if:

    (1)  The material facts of the relationship or interest of each such director, officer or securityholder are known or disclosed:

    (a)  to the Board of Directors or the committee and it

nevertheless authorizes or ratifies the contract or transaction by a majority of the directors present, each such interested director to be counted in determining whether a quorum is present but not in calculating the majority necessary to carry the vote; or

    (b)  to the Shareholders and they nevertheless authorize or ratify the contract or transaction by a majority of the shares present, each such interested person to be counted for quorum and voting purposes; or

    (2)  the contract or transaction is fair to the Corporation as of the time it is authorized or ratified by the Board of Directors, the committee or the Shareholders.

                ARTICLE FOURTEEN

          Indemnification and Insurance

    A.  Persons.  The Corporation shall indemnify, to the extent provided in Paragraphs (B), (D) or (F) and to the extent permitted from time to time by law:

    (1)  any person who is or was director, officer, agent or

employee of the Corporation, and

    (2)  any person who serves or served at the Corporation's request as a director, officer, agent, employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise.

    B.  Extent--Derivative Suits.  In case of a suit by or in the right of the Corporation against a person named in Paragraph (A) by reason of his holding a position named in Paragraph (A), the

Corporation shall indemnify him, if he satisfies the standard in

Paragraph (C), for expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the suit.

    C.  Standard--Derivative Suits.  In case of a suit by or in the right of the Corporation, a person named in Paragraph (A) shall be indemnified only if:

    (1)  he is successful on the merits or otherwise, or

    (2)  he acted in good faith in the transaction which is the subject of the suit, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation.  However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable for negligence or misconduct in the performance of his duty to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine,

upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

    D.  Extent--Nonderivative Suits.  In case of a suit, action or proceeding (whether civil, criminal, administrative or investigative),

other than a suit by or in the right of the Corporation against a person named in Paragraph (A) by reason of his holding a position named in

Paragraph (A), the Corporation shall indemnify him, if he satisfies the standard in Paragraph (E), for amounts actually and reasonably incurred by him in connection with the defense or settlement of the suit as

    (1)  expenses (including attorneys' fees),

    (2)  amounts paid in settlement

    (3)  judgments, and

    (4)  fines.

    E.  Standard--Nonderivative Suits.  In case of a

nonderivative suit, a person named in Paragraph (A) shall be indemnified only if:

    (1)  he is successful on the merits or otherwise, or

    (2)  he acted in good faith in the transaction which is the subject of the nonderivative suit, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful.  The termination of a nonderivative suit by judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person failed to satisfy this Paragraph (E) (2).

    F.  Determination That Standard Has Been Met.  A

determination that the standard of Paragraph (C) or (E) has been satisfied may be made by a court of law or equity or the determination may be made by:

    (1)  a majority of the directors of the Corporation (whether or not a quorum) who were not parties to the action, suit or proceeding, or

    (2)  independent legal counsel (appointed by a majority of the directors of the Corporation, whether or not a quorum, or elected by the

Shareholders of the Corporation) in a written opinion, or

    (3)  the Shareholders of the Corporation.

    G.  Proration.  Anyone making a determination under

Paragraph (F) may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

    H.  Advance Payment.  The Corporation may pay in advance

any expenses (including attorney's fees) which may become subject to indemnification under paragraphs (A) - (G) if:

    (1)  the Board of Directors authorizes the specific payment and

    (2)  the person receiving the payment undertakes in writing to repay unless it is ultimately determined that he is entitled to indemnification by the Corporation under Paragraphs (A) - (G).

    I.  Nonexclusive.  The indemnification provided by Paragraphs

(A) - (G) shall not be exclusive of any other rights to which a person may be entitled by law or by by-law, agreement, vote of Shareholders or disinterested directors, or otherwise.

    J.  Continuation.  The indemnification and advance payment provided by Paragraphs (A) - (H) shall continue as to a person who has ceased to hold a position named in paragraph (A) and shall inure to his heirs, executors and administrators.

    K.  Insurance.  The Corporation may purchase and maintain

insurance on behalf of any person who holds or who has held any position named in Paragraph (A) against any liability incurred by him in any such positions or arising out of this status as such, whether or not the Corporation would have power to indemnify him against such liability under Paragraphs (A) - (H).

    L.  Reports.  Indemnification payments, advance payments, and insurance purchases and payments made under Paragraphs (A) - (K)

shall be reported in writing to the Shareholders of the Corporation with the next notice of annual meeting, or within six months, whichever is sooner.

    M.  Amendment of Article.  Any changes in the General

Corporation Law of Delaware increasing, decreasing, amending,

changing or otherwise effecting the indemnification of directors,

officers, agents, or employees of the Corporation shall be incorporated by reference in this Article as of the date of such changes without further action by the Corporation, its Board of Directors, of

Shareholders, it being the intention of this Article that directors,

officers, agents and employees of the Corporation shall be indemnified to the maximum degree allowed by the General Corporation Law of the

State of Delaware at all times.

                         ARTICLE FIFTEEN

               Limitation On Director Liability

    A.  Scope of Limitation.  No person, by virtue of being or having been a director of the Corporation, shall have any personal liability for monetary damages to the Corporation or any of its

Shareholders for any breach of fiduciary duty except as to the extent provided in Paragraph (B).

    B.  Extent of Limitation.  The limitation provided for in this

Article shall not eliminate or limit the liability of a director to the

Corporation or its Shareholders (i) for any breach of the director's duty of loyalty to the Corporation or its Shareholders (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) for any unlawful payment of dividends or unlawful stock purchases or redemptions in violation of Section 174 of the General Corporation Law of Delaware or (iv) for any transaction for which the director derived an improper personal benefit.

    IN WITNESS WHEREOF, the incorporator hereunto has executed this certificate of incorporation on this December 2, 2016.

/s/ Franklin Ogele,

        Incorporator